EX-35.1
ANNUAL STATEMENT OF COMPLIANCE

American Home Mortgage Servicing, Inc.

American Home Mortgage Assets Trust 2007-1,
Mortgage-Backed Pass-Through Certificates, Series 2007-1

I, David M. Friedman, a duly authorized officer of American Home Mortgage Servicing, Inc., as servicer (the "Servicer"), pursuant to the Servicing Agreement, dated as of January 26, 2007 (the "Agreement"), among Wells Fargo Bank, N.A., as Master Servicer, Deutsche Bank National Trust Company, as Trustee, American Home Mortgage Corp., as Sponsor, and the Servicer, hereby certify that:

1. A review of the Servicer's activities during the period from and including January 1, 2007 through and including December 31, 2007 (the "Reporting Period") and of the Servicer's performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 10th day of March, 2008.


By: /s/ David M. Friedman
Name: David M. Friedman
Title: Executive Vice President